                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            SEARS, ROEBUCK AND CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             SEARS, ROEBUCK AND CO.
                               3333 BEVERLY ROAD
                        HOFFMAN ESTATES, ILLINOIS 60179
                                 March 20, 1997

                                                            ARTHUR C. MARTINEZ
                                                           Chairman of the Board

Dear Shareholder:

     I am pleased to invite you to attend the Company's 1997 annual meeting of shareholders on Thursday, May 8, 1997. We will hold the meeting at 10:00 a.m. in the Rubloff Auditorium at the Art Institute of Chicago, 230 South Columbus Drive, Chicago, Illinois.

     On the page following this letter you will find the Notice of Meeting, which lists the matters to be considered at the meeting. Following the Notice of Meeting is the proxy statement, which describes the matters listed in the Notice of Meeting. Also enclosed you will find your proxy card, which allows you to vote on these matters, and the Company's 1996 Annual Report.

     Your vote is important. PLEASE COMPLETE AND MAIL IN YOUR PROXY CARD PROMPTLY, even if you plan to attend the meeting. You can attend the meeting and vote in person, even if you have sent in a proxy card.

     The Board of Directors recommends that shareholders vote FOR proposals 1, 2 and 3, and AGAINST proposal 4.

     The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your cooperation in returning the proxy card.

                                             Sincerely,

                                             /s/ Arthur C. Martinez
                                             ----------------------
                                             Arthur C. Martinez

                             SEARS, ROEBUCK AND CO.
                               3333 BEVERLY ROAD
                        HOFFMAN ESTATES, ILLINOIS 60179
                                 March 20, 1997

                                                              MICHAEL D. LEVIN
                                                           Senior Vice President
                                                               General Counsel
                                                                and Secretary

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

     The annual meeting of shareholders of Sears, Roebuck and Co. will be held in the Rubloff Auditorium at the Art Institute of Chicago, 230 South Columbus Drive, between Monroe Street and Jackson Boulevard, Chicago, Illinois, on Thursday, May 8, 1997, at 10:00 a.m., for the following purposes:

     1. to elect four directors in Class C for terms expiring at the 2000 annual meeting of shareholders and one director in Class A for a term expiring at the 1998 annual meeting of shareholders;

     2. to vote on the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors of the Company for 1997;

     3. to vote on the proposed Sears Employee Stock Purchase Plan;

     4. to vote on a shareholder proposal concerning declassifying the Board of Directors; and

     5. to transact such other business as may properly come before the meeting.

                                          By Order of the Board of Directors,

                                          /s/ MICHAEL D. LEVIN
                                          --------------------
                                          Michael D. Levin
                                          Secretary

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

Sears, Roebuck and Co.
Proxy Statement
March 20, 1997
--------------------------------------------------------------------------------

     The Board of Directors at Sears, Roebuck and Co. is soliciting proxies from its shareholders for the annual meeting of shareholders to be held on May 8, 1997.

     You are entitled to vote at that meeting if you were a shareholder of record at the close of business on March 19, 1997. On March 20, 1997, the Company began mailing to all such shareholders a proxy card, this proxy statement, and the Company's 1996 Annual Report. (If you participate in The Savings and Profit Sharing Fund of Sears Employees, the Fund's trustee will mail you a voting instruction form instead of a proxy card. The voting instruction form permits you to direct the voting of your shares in the Fund and generally works just like the proxy card.) On March 19, 1997, there were 392,055,349 common shares outstanding.

     Shareholders are entitled to "cumulative voting" for the election of directors. In other words, each shareholder may cast a number of votes equal to the number of his or her shares multiplied by the number of directors to be elected. The shareholder may cast all of those votes for one nominee or may distribute them among the nominees. On all other matters, shareholders are entitled to one vote per share.

     Your signed proxy card will appoint Warren L. Batts, Arthur C. Martinez, Michael A. Miles, Nancy C. Reynolds, Clarence B. Rogers, Jr., and Donald H. Rumsfeld as proxy holders, or your representatives, to vote your shares.

     If you sign and return your proxy card without giving voting directions, the proxy holders will vote your shares:

     (i) for all of the nominees for director listed on pages 3 and 4;

     (ii) for the appointment of Deloitte & Touche LLP as independent auditors for 1997;

     (iii) for adoption of the Sears Employee Stock Purchase Plan; and

     (iv) against the shareholder proposal relating to declassifying the Board.

     In addition, unless you specify otherwise on your signed proxy card, you will give the proxy holders discretion to vote shares cumulatively and for less than the entire number of nominees.

     The proxy card permits you to direct the proxy holders to:

     (i) withhold your votes from particular nominees;

     (ii) cumulate or "bunch" your votes for particular nominees; and

     (iii) vote "for," "against," or "abstain" from the appointment of auditors, the adoption of the Sears Employee Stock Purchase Plan, and the shareholder proposal relating to declassifying the Board.

     Signing and returning your proxy card will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previously voted proxy will be automatically revoked. You may also revoke your proxy any time before it is voted by sending notice prior to the meeting to:

    First Chicago Trust Company of New York
    P.O. Box 2500, Suite 4665
    Jersey City, New Jersey 07303-2500

If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

     The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed proxy card.

--------------------------------------------------------------------------------

     As far as the Company knows, the only matters to be brought before the meeting are those referred to in this proxy statement. As to any other matters presented at the meeting, if you send in a signed proxy card, the proxy holders may vote your shares in their discretion.

     No business can be conducted at the meeting unless one-third of all outstanding shares entitled to vote are either present at the meeting in person or represented by proxy.

     The five nominees who receive the most votes will be elected to the five open directorships even if they get less than a majority of the votes. In order for the appointment of Deloitte & Touche LLP as auditors and the shareholder proposal relating to declassifying the Board to be approved, more shares must be voted "for" than "against" each proposal. In order for the Sears Employee Stock Purchase Plan to be adopted, a majority of all outstanding shares must be voted "for" adoption of the Plan.

     Abstentions and broker non-votes are counted as shares present for determining if there are sufficient shares present to hold the meeting; however, they are not counted as votes "for" or "against" any item. Because approval of the Sears Employee Stock Purchase Plan requires a majority of all outstanding shares, abstentions and broker non-votes have the same effect as votes against adoption of the Plan.

     All proxies, ballots and tabulations that identify the vote of a particular shareholder are kept confidential, except as necessary (i) to allow the inspectors of election to certify the voting results, or (ii) to meet certain legal requirements--for example, in the pursuit or defense of lawsuits. Those counting votes and the inspectors are independent of the Company and its directors, officers and employees. This year, representatives of Seaway National Bank, a local Chicago minority-owned bank, will act as the inspectors of election and First Chicago Trust Company of New York will count the votes.

     Comments written on proxies, consents or ballots, may be transcribed and provided to the Secretary of the Company with the name and address of the shareholder. The comments will be provided without reference to the vote of the shareholder, unless the vote is mentioned in the comment or disclosure of the vote is necessary to understand the comment. At the Company's request, those counting votes may provide the Company with a list of shareholders that have not voted and periodic status reports on the aggregate vote. These status reports may include break-downs of vote totals by different types of shareholders, as long as the Company is not able to determine how a particular shareholder voted.

Item 1:  Election of Directors
        -----------------------------------------------------

     Item 1 is the election of several members of the Board of Directors. The Board of Directors is grouped into three classes, as nearly equal in number as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

     The directors in Class C, whose terms expire at the 1997 annual meeting of shareholders, are Hall Adams, Jr. and Richard C. Notebaert. Both have been nominated to serve in Class C for another term expiring in 2000. In addition, Alston D. Correll, Jr. (who was elected by the Board to serve as a director of the Company on August 14, 1996) and Patrick G. Ryan have been nominated to serve in Class C. (James W. Cozad, formerly a Class C director, retired on February 10, 1997.)

     Hugh B. Price has been nominated to serve in Class A.

     The directors in Class A are serving terms that expire in 1998, and the directors in Class B are serving terms that expire in 1999.

--------------------------------------------------------------------------------

     Information as to each nominee and as to directors continuing in Classes A and B follows:

NOMINEES FOR DIRECTOR

CLASS C: TERMS EXPIRING AT 2000 ANNUAL MEETING OF SHAREHOLDERS

HALL ADAMS, JR.            Chairman of the Board and Chief Executive Officer of Leo
                           Burnett Company, Inc. (advertising agency) from January 1987
photo Adams Jr             until his retirement on January 1, 1992. Mr. Adams is also a director of The Dun & Bradstreet Corporation and McDonald's
                           Corporation and a Trustee of Rush-Presbyterian St. Luke's
                           Medical Center.
                           Member: Audit Committee, Nominating Committee and Public
                           Issues Committee.
                           Director since 1993.  Age 63.
                           Common shares beneficially owned: 2,704.

ALSTON D. CORRELL, JR.     Chairman of the Board, Chief Executive Officer and President
                           of Georgia-Pacific Corporation (building products, pulp and
photo Correll Jr           paper products and related chemicals) since December 1993.
                           Mr. Correll served as President and Chief Executive Officer of Georgia-Pacific from May 1993 to December 1993, President and Chief Operating Officer from August 1991 to May 1993,
                           Executive Vice President, Pulp and Paper from April 1989 to
                           July 1991 and Senior Vice President, Pulp and Paper from
                           February 1988 to March 1989. He is also a director of
                           SunTrust Banks, Inc. and of The Southern Company.
                           Member: Audit Committee and Compensation Committee.
                           Director since 1996.  Age 55.
                           Common shares beneficially owned: 1,376.
                           Deferred common share equivalents: 336.*

RICHARD C. NOTEBAERT       Chairman of the Board, President and Chief Executive Officer
                           of Ameritech Corporation (telephone, data and video
photo Notebaert            communications company) since April 1994. Mr. Notebaert
                           served as President and Chief Executive Officer of Ameritech from January 1994 to April 1994, as President and Chief
                           Operating Officer from June 1993 to January 1994 and as Vice
                           Chairman from January 1993 to June 1993. He served as
                           President of Ameritech Services, Inc. (a wholly-owned
                           subsidiary of Ameritech's five state telephone companies)
                           from June 1992 to January 1993, as President of Ameritech's
                           Indiana Bell subsidiary from 1989 to 1992 and as President of Ameritech Mobile Communications, Inc. from 1986 to 1989.
                           Mr. Notebaert is a Trustee of Northwestern University and
                           the Chicago Symphony Orchestra and is a member of The
                           Chicago Council on Foreign Relations, the Civic Committee of
                           The Commercial Club of Chicago, The Economic Club of
                           Chicago, The Business Roundtable, The Council on
                           Competitiveness, The Committee for Economic Development and
                           The Business Council.
                           Member: Audit Committee and Nominating Committee.
                           Director since 1996.  Age 49.
                           Common shares beneficially owned: 627.

--------------------------------------------------------------------------------

PATRICK G. RYAN            Chairman of the Board, President and Chief Executive Officer
                           of Aon Corporation (insurance products and other financial
photo Ryan                 services) since April 1990, and President and Chief
                           Executive Officer of Aon Corporation since August 1982. Mr.
                           Ryan is a director of First Chicago NBD Corporation,
                           Chairman of the Board of Trustees of Northwestern
                           University, and a Trustee of Rush-Presbyterian-St. Luke's
                           Medical Center and The Field Museum of Natural History.
                           Age 59.
                           Common shares beneficially owned: 1,000.


CLASS A: TERM EXPIRING AT 1998 ANNUAL MEETING OF SHAREHOLDERS

HUGH B. PRICE              President and Chief Executive Officer of the National Urban
                           League (social service and welfare organization) since July,
photo Price                1994. Mr. Price served as the Vice President of the
                           Rockefeller Foundation from November 1988 to June 1994. He is a director of NYNEX Corporation and the Metropolitan Life
                           Insurance Company. Mr. Price is also a Trustee of
                           Educational Testing Service, the Urban Institute and the
                           Academy of Political Science.
                           Age 55.
                           Common shares beneficially owned: 0.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

CLASS A: TERMS EXPIRING AT 1998 ANNUAL MEETING OF SHAREHOLDERS

WARREN L. BATTS            Chairman and Chief Executive Officer of Tupperware
                           Corporation (consumer products) since June 1996. Mr. Batts
photo Warren L. Batts      has also been Chairman of Premark International, Inc.
                           (consumer and commercial products) since May 1996, and was its Chairman and Chief Executive Officer from September 1986 to May 1996. In addition, Mr. Batts is a director of The
                           Allstate Corporation, Cooper Industries, Inc. and Sprint
                           Corporation. He is also a Trustee of The Art Institute of
                           Chicago, Children's Memorial Hospital of Chicago and
                           Northwestern University.
                           Chairman: Audit Committee.
                           Member: Executive Committee and Nominating Committee.
                           Director since 1986.  Age 64.
                           Common shares beneficially owned: 3,304.
                           Deferred common share equivalents: 24,432.*

--------------------------------------------------------------------------------

ARTHUR C. MARTINEZ         Chairman of the Board, President and Chief Executive Officer
                           of the Company since August 1995 and Chairman and Chief
photo Martinez             Executive Officer of the former Merchandise Group of the
                           Company from September 1992 until August 1995. Mr. Martinez previously served as Vice Chairman and a director of Saks
                           Fifth Avenue from August 1990 to August 1992. Mr. Martinez is a member of the board of directors of Ameritech
                           Corporation, Amoco Corporation, and Northwestern Memorial
                           Hospital and is a Trustee of Northwestern University, the
                           Chicago Symphony Orchestra and The Art Institute of Chicago.
                           Mr. Martinez serves as chairman of the National Minority
                           Supplier Development Council, Inc., Chairman of the Board of
                           Trustees of Polytechnic University and deputy chairman of
                           The Federal Reserve Bank of Chicago.
                           Chairman: Executive Committee.
                           Director since 1995.  Age 57.
                           Common shares beneficially owned: 458,472.

NANCY C. REYNOLDS          Senior Consultant to The Wexler Group (public affairs and
                           government relations consulting), a unit of Hill and
photo Reynolds             Knowlton, Inc., since August 1992. Mrs. Reynolds was Vice
                           Chairman of The Wexler Group and Senior Vice President of
                           Hill and Knowlton Public Affairs Worldwide (a public affairs consulting firm in Washington, D.C.) from August 1990 until
                           August 1992. Mrs. Reynolds is also a director of The
                           Allstate Corporation, Norrell Corporation, The Wackenhut
                           Corporation, The National Park Foundation, and a Trustee of
                           The Smithsonian's National Museum of the American Indian.
                           Chairman: Public Issues Committee.
                           Member: Audit Committee and Nominating Committee.
                           Director since 1982.  Age 69.
                           Common shares beneficially owned: 3,604.

CLARENCE B. ROGERS, JR.    Chairman of the Board of Equifax Inc. (information-based
                           administrative services) since January 1996 and Chairman and
photo Rogers Jr            Chief Executive Officer of Equifax Inc. from October 1992
                           until December 1995. Mr. Rogers was President and Chief
                           Executive Officer of Equifax Inc. from October 1989 until
                           October 1992. He is also a director of Briggs & Stratton
                           Corporation, Dean Witter, Discover & Co., Equifax Canada
                           Inc., Oxford Industries, Inc. and Teleport Communications
                           Group, Inc.
                           Chairman: Compensation Committee.
                           Member: Executive Committee, Nominating Committee and Public
                           Issues Committee.
                           Director since 1980.  Age 67.
                           Common shares beneficially owned: 6,400.
                           Deferred common share equivalents: 29,014.*



--------------------------------------------------------------------------------

CLASS B: TERMS EXPIRING AT 1999 ANNUAL MEETING OF SHAREHOLDERS

MICHAEL A. MILES           Chairman of the Board and Chief Executive Officer of Philip
                           Morris Companies Inc. (a holding company engaged primarily
photo Miles                in the manufacture and sale of various consumer products)
                           from September 1991 until his retirement in July 1994. Mr.
                           Miles served as Deputy Chairman of Philip Morris Companies
                           Inc. from April 1991 to August 1991. Mr. Miles is a Special
                           Limited Partner of Forstmann Little & Co. (a New York
                           investment firm with interests in electronics, aerospace,
                           publishing and other industries). He is also a director of
                           The Allstate Corporation, Dean Witter, Discover & Co., Dell
                           Computer Corp. and Time Warner Inc. Mr. Miles is also a
                           Trustee of Northwestern University.
                           Member: Executive Committee, Compensation Committee and
                           Nominating Committee.
                           Director since 1992.  Age 57.
                           Common shares beneficially owned: 4,850.
                           Deferred common share equivalents: 6,124.*

DONALD H. RUMSFELD         Mr. Rumsfeld is currently in private business and has served as Chairman of the Board of Gilead Sciences Inc. (a
photo Rumsfeld             biotechnology company) since January 1997, and as a director since 1988. He served as Chairman, President and Chief
                           Executive Officer of General Instrument Corporation (an
                           electronics company) from October 1990 until August 1993.
                           From 1977 to 1985, he served as CEO of G.D. Searle & Co. (a pharmaceutical company). He is also a director of ABB AB,
                           Gulfstream Aerospace Corp., Kellogg Company, Metricom, Inc.
                           and Tribune Company. Mr. Rumsfeld served as Personal
                           Representative of the President of the United States in the
                           Middle East from November 1983 to May 1984 and was on leave of absence as a director during that period. Prior to
                           joining G.D. Searle & Co., Mr. Rumsfeld served in a variety of U.S. Government posts from 1957 to 1977, including U.S.
                           Ambassador to NATO, White House Chief of Staff and Secretary
                           of Defense.
                           Chairman: Nominating Committee.
                           Member: Executive Committee and Compensation Committee.
                           Director since 1977.  Age 64.
                           Common shares beneficially owned: 6,304.
                           Deferred common share equivalents: 15,954.*

--------------------------------------------------------------------------------

DOROTHY A. TERRELL         President of SunExpress, Inc. (operating company of Sun
                           Microsystems, Inc., a leading supplier of open network
photo Dorothy A. Terrell   computing products and services) and Corporate Executive
                           Officer of Sun Microsystems, Inc. since August 1991. Ms.
                           Terrell previously served as a Group Manager in Digital
                           Equipment Corporation from October 1987 to July 1991. She is a member of the board of directors of General Mills, Inc.,
                           Massachusetts Technology Development Corporation, National
                           Housing Partnership Foundation, and The Computer Museum. She
                           is a member of the advisory council of the Stanford Graduate
                           School of Business. Her professional affiliations include
                           The Boston Club and the Massachusetts Governor's Council on
                           Economic Growth and Technology.
                           Member: Audit Committee, Compensation Committee and Public
                           Issues Committee.
                           Director since 1995.  Age 51.
                           Common shares beneficially owned: 2,354.

--------------------------------------------------------------------------------


* Represents fees deferred under the Company's Deferred Compensation Plan for Directors to a fund which is credited with amounts based upon the market value of, and dividends on, the Company's common shares. Amounts shown are as of January 31, 1997. No distributions have been made from the fund.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR, MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP:

                                                              SEARS
                                                          COMMON SHARES
                                                          -------------
                                                           AMOUNT AND
                                                            NATURE OF
                                                           BENEFICIAL
                         NAME                             OWNERSHIP(A)
------------------------------------------------------    -------------
Hall Adams, Jr. ......................................        2,704(b)
Warren L. Batts.......................................        3,304(b)
Alston D. Correll, Jr. ...............................           1,376
Arthur C. Martinez....................................      458,472(c)
Michael A. Miles......................................        4,850(b)
Richard C. Notebaert..................................             627
Hugh B. Price.........................................               0
Nancy C. Reynolds.....................................        3,604(b)
Clarence B. Rogers, Jr. ..............................        6,400(b)
Donald H. Rumsfeld....................................        6,304(b)
Patrick G. Ryan.......................................           1,000
Dorothy A. Terrell....................................        2,354(b)
John H. Costello......................................      164,162(d)
Alan J. Lacy..........................................       86,968(e)
Robert L. Mettler.....................................      197,400(f)
Marvin M. Stern.......................................      114,078(g)
Allan B. Stewart......................................      150,656(h)
All directors and executive officers as a group.......    1,752,617(i)

------------------
(a) Direct ownership unless indicated otherwise.

(b) Includes 804 shares subject to option.

(c) Includes 322,172 shares subject to option.

(d) Includes 146,898 shares subject to option.

(e) Includes 71,310 shares subject to option.

(f) Includes 187,852 shares subject to option.

(g) Includes 88,825 shares subject to option.

(h) Includes 130,966 shares subject to option.

(i) Includes 1,434,415 shares subject to option.

     Share ownership of nominees, directors and executive officers is as of January 31, 1997 and includes (i) shares in which they may be deemed to have a beneficial interest, (ii) common shares held as nontransferable restricted shares awarded under the Company's 1990 Employees Stock Plan as of January 31, 1997, which are subject to forfeiture under certain circumstances, (iii) shares credited to individual accounts in The Savings and Profit Sharing Fund of Sears Employees, a qualified savings and defined contribution plan (the "Profit Sharing Fund"), (iv) options issued under the Company's employee stock plans which are exercisable on or prior to April 1, 1997, and (v) in the case of directors, deferred shares under the Company's Non-Employee Director Stock Plan.

     To the knowledge of the Company, as of January 31, 1997, no director had a beneficial interest in more than .12% of the outstanding Sears common shares and all directors, nominees for director and executive officers together beneficially owned an aggregate of 1,752,617 Sears common shares (.45% of the outstanding shares), which included 1,434,415 shares subject to option.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AS OF DECEMBER 31, 1996 (A)

                                                               AMOUNT AND NATURE OF   PERCENT
                                                              BENEFICIAL OWNERSHIP:     OF
                      NAME AND ADDRESS                        SEARS COMMON SHARES(B)   CLASS
------------------------------------------------------------  ----------------------  -------
The Northern Trust Company of New York                        26,440,360(c)            6.8%
80 Broad Street                                               Trust, Employee
19th Floor                                                    benefit plan
New York, NY 10004

--------------------------------------------------------------------------------

(a) The Northern Trust Company of New York, Trustee under the Profit Sharing Trust (one of two trusts under the Profit Sharing Fund) held the common shares shown in this table on behalf of participants in the Fund.

(b) Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(c) Excludes approximately 3,769,126 Sears common shares held for other clients.

--------------------------------------------------------------------------------

Further Information Concerning the Board of Directors
        -----------------------------------------------------

     The Board of Directors held six meetings during 1996. The committees of the Board of Directors and the number of meetings held by each committee in 1996 were:

                                                        NUMBER OF
                     COMMITTEE                        MEETINGS HELD
                        NAME                           DURING 1996
----------------------------------------------------  -------------
Audit Committee                                             3
Compensation Committee                                      5
Executive Committee                                         0
Nominating Committee                                        4
Public Issues Committee                                     1

     As a result of a previously disclosed commitment, Richard Notebaert was unable to attend one Board and one committee meeting that were both held on October 9, 1996, resulting in his attending less than 75% of the Board and committee meetings held during his partial-year term as a director in 1996.

     Nominating Committee. The Nominating Committee recommends nominees for election (i) to the Board of Directors, (ii) to committees of the Board, and
(iii) as executive officers. The Nominating Committee will consider nominating a director candidate recommended by a shareholder if the shareholder submits the recommendation to the Nominating Committee.

     (Note concerning shareholder nominations: Shareholders may also nominate candidates for election to the Board by complying with the nomination requirements of the Company's By-Laws. The Company's By-Laws provide that a shareholder must give the Company written notice in order to propose business or make a nomination for director at a shareholder meeting. Excerpts from the By-Laws containing these requirements are attached in Appendix A. The deadline for shareholder nominations for director and proposals for the 1997 annual meeting of shareholders was March 10, 1997. The deadline for the 1998 annual meeting will be March 9, 1998. Shareholders wishing to submit a nomination or proposal should review the By-Law requirements on nominations and proposals by shareholders and should communicate with the Secretary, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois 60179 for further information.)

--------------------------------------------------------------------------------

     The Nominating Committee reviews and recommends to the Board of Directors prior to the annual meeting each year: (a) the appropriate size and composition of the Board; (b) a proxy statement and form of proxy; (c) policies and practices on shareholder voting; (d) plans for the annual shareholders meeting;
(e) nominees for election to the Board; (f) persons to serve as proxy holders at the annual meeting; (g) nominees for election to all committees of the Board; and (h) nominees for election as executive officers of the Company. The Nominating Committee is required to assess annually the performance of the Board, evaluate the performance of the Chairman and Chief Executive Officer, and review the management organization of the Company and succession plans for the Chairman and Chief Executive Officer.

     Audit Committee. The Audit Committee reviews the Company's annual financial statements and other financial information to be included in the Company's 10-K and annual report to shareholders. The Audit Committee reviews recommendations made by the independent accountants and internal auditors on accounting methods and internal controls. The Audit Committee makes recommendations to the Board on the scope of audits. The Audit Committee reviews reports from the independent accountants and internal auditors concerning compliance by management with legal provisions and with the Company's business conduct and ethics policies. The Audit Committee has the power to conduct independent inquiries. The Audit Committee recommends the appointment of independent accountants.

     Compensation Committee. The Compensation Committee makes recommendations to the Board on the compensation of directors and the administration of compensation to be paid to the Company's officers. The Compensation Committee's recommendations may cover the terms and conditions of employment of the Company's officers. The Compensation Committee reviews the compensation of the Chief Executive Officer. The Compensation Committee administers or oversees the administration of all stock option and other benefit plans affecting officers' direct and indirect remuneration.

Directors' Compensation and Benefits
        -----------------------------------------------------

DIRECTOR COMPENSATION PROVISIONS

     In 1995, significant changes were made to the directors' compensation and benefits in order to align directors' interests more closely with shareholders' interests. A portion of non-employee directors' annual cash compensation was replaced with equity compensation, while the $30,000 annual cash retainer continues to be paid to directors for serving on the Board. Fees previously paid to a director for attending meetings of the Board and its committees were eliminated, as well as the retainer formerly paid to a director for serving on a committee. In addition, the Non-Employee Director Retirement Plan has been terminated as to directors elected after November 8, 1995. The retirement benefit for directors elected before that date has been frozen at its current level of $30,000 per year.

     Under the Non-Employee Director Stock Plan, each director receives an annual equity retainer and a stock option grant. The equity retainer consists of deferred shares valued at $30,000. Dividends on these deferred shares are reinvested in additional deferred shares. Each director will receive his or her vested deferred shares upon termination of service. The stock option grant is valued at approximately $30,000 for each director. The exercise price equals the fair market value of the underlying shares on the date of grant. The options are fully exercisable one year from the date of grant.

     The actual number of deferred shares and option shares granted depends upon the price of Sears common shares on the date of grant. On May 9, 1996, each director then in office received a grant of approximately 578 deferred shares and an option to purchase 1,734 shares at an exercise price of $51.88, for the year spanning the 1996 and 1997 annual meetings. Mr. Correll, who joined the Board on August 14, 1996, received a prorated grant of approximately 433 deferred shares and an option to purchase 1,504 shares at an exercise price of $44.88.

--------------------------------------------------------------------------------

     This focus on equity compensation rather than cash reflects the Company's efforts to align directors' compensation more closely with total shareholder return. Along these lines, it is the Board's policy that by January 1, 2001 each non-employee director who has served for five years own shares and deferred common share equivalents with a value equal to five times the annual cash retainer of $30,000 measured by the higher of cost or market.

     The Chairs of the Audit, Compensation and Nominating Committees receive an additional retainer of $5,000, and the Chair of the Public Issues Committee receives an additional retainer of $3,000. Under the Company's Deferred Compensation Plan for Directors, non-employee directors may elect to defer some or all of their directors' fees to an account which generates earnings based on
(a) the market value of and dividends on the Company's common shares; (b) the average rate of interest payable on commercial paper issued by Sears Roebuck Acceptance Corp.; (c) Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested); or (d) the Lehman Brothers Aggregate Bond Index. Subject to certain restrictions, a director may transfer his or her plan funds between accounts. Generally, the plan distributes funds to a director upon retirement, either in a lump sum or over a period not to exceed ten years.

     The Company also provides $150,000 of life insurance to each non-employee director. The coverage is received until the end of the calendar year of retirement as a director, and is reduced by $30,000 at the beginning of each year thereafter until the coverage is reduced to zero.

--------------------------------------------------------------------------------

Executive Compensation
        -----------------------------------------------------

     The following Summary Compensation Table shows compensation information for the CEO, Mr. Martinez, one former executive officer and four other executive officers who were most highly compensated in 1996 (the "Named Officers"). Executive officers are designated by the Board of Directors.
--------------------------------------------------------------------------------
  SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                       LONG-TERM COMPENSATION
                                                                                -------------------------------------
                                              ANNUAL COMPENSATION                        AWARDS              PAYOUTS
                                  -------------------------------------------   -------------------------   ---------
                                                                                               SECURITIES
                                                                 OTHER ANNUAL    RESTRICTED    UNDERLYING     LTIP      ALL OTHER
                                  YEAR    SALARY       BONUS     COMPENSATION   STOCK AWARDS    OPTIONS/     PAYOUTS      COMP.
  NAME AND PRINCIPAL POSITION     (A)       ($)         ($)         ($)(B)         ($)(C)       SARS(#)      ($)(D)      ($)(E)
--------------------------------  ----   ---------   ---------   ------------   ------------   ----------   ---------   ---------
Arthur C. Martinez                1996   1,100,000   1,890,900     422,651         --            33,870        --         6,300
  Chairman, President & CEO       1995   1,023,915   1,005,980     166,825         --           222,134     3,033,583     6,468
                                  1994     931,250   1,119,496      29,376         --             --           --         6,468
John H. Costello                  1996     500,000     668,500      93,700         --             7,740        --         6,300
  Senior Executive Vice
    President,                    1995     485,000     408,273      55,559         --            80,595     1,280,340     6,468
  Gen. Mgr. Marketing Div.
Alan J. Lacy                      1996     440,000     588,280(f)     1,171        --             6,876        --         6,300
  Executive Vice President &      1995     425,000     355,765      22,630        476,250(g)    131,579       414,634    32,286
  Chief Financial Officer
Robert L. Mettler                 1996     675,000     874,125       1,848         --            17,838        --         6,300
  President, Merchandising-       1995     660,000     277,794       1,202         --            98,154     1,875,281     6,468
  Full-Line Stores
Allan B. Stewart                  1996     465,000     602,175       2,162         --             7,056        --         6,300
  President, Stores-              1995     455,000     291,155       3,180         --            93,273     1,293,697     6,468
  Full-Line Stores
Marvin M. Stern                   1996     475,000     617,120       2,162         --             6,840        --         6,300
  Former President, Home Stores   1995     475,000     199,928       3,180         --            52,300     1,322,306     6,468

   -------------------
   (a) Messrs. Costello, Lacy, Mettler, Stewart and Stern were not executive officers of the Company during the year 1994, and, accordingly no information is given with respect to their compensation for that year.

   (b) Represents certain tax gross-up payments, tax benefit rights payments and/or a portion of interest on deferred compensation.

   (c) Restricted stock awards are valued at Sears closing stock price on the date of grant. Dividends are paid on restricted shares at the same rate paid to all shareholders. While no grants were made in 1996, the above executives held the following shares of restricted stock valued at December 28, 1996 at a fair market value for Sears common shares of $47.38 per share.

                            # OF SHARES   MARKET VALUE AS OF 12/28/96
                            -----------   ---------------------------
Mr. Martinez                  48,817              $2,312,949
Mr. Costello                       0              $        0
Mr. Lacy                      13,198              $  625,321
Mr. Mettler                        0              $        0
Mr. Stewart                        0              $        0
Mr. Stern                      5,675              $  268,882

      Because the amounts listed above in this footnote are required to reflect restricted stock holdings as of 1996 fiscal year-end, such amounts include adjustments resulting from the spin-offs of Allstate Corporation and Dean Witter, Discover & Co.

   (d) Long-Term Incentive awards were paid in March 1996. These awards were earned under the 1993-95 Long-Term Incentive and the 1995 Long-Term Incentive Transition Cycles, both of which ended on December 31, 1995. Each executive earned a portion of the total payout in 1993, 1994, and 1995 as follows:

                                 1993        1994         1995
                               --------   ----------   ----------
Mr. Martinez                   $809,101   $1,116,795   $1,107,687
Mr. Costello                    357,052      473,906      449,382
Mr. Lacy                              0       20,846      393,788
Mr. Mettler                     631,875      631,875      611,531
Mr. Stewart                     436,056      436,056      421,585
Mr. Stern                       438,446      445,117      438,743

      Because Mr. Lacy's employment with the Company began on December 15, 1994, he was not eligible for the Long-Term Incentive Plan in 1993 and had prorated eligibility in 1994.

   (e) These amounts represent the Company's matching contribution under the Profit Sharing Fund and under the Company's nonqualified Management Supplemental Deferred Profit Sharing Plan. For Mr. Lacy, the amount also includes reimbursements for relocation expenses.

   (f) Pursuant to an equity swap feature added to the Company's annual and long-term incentive plans in November 1995, Mr. Lacy has elected to swap 25% of this amount ($147,707) for restricted stock of the Company having a fair market value on February 28, 1997 (the date of grant) of $50.53 and vesting on February 28, 2000. In exchange for electing to receive restricted stock in lieu of cash, a 20% premium ($29,414) will be added to that portion of Mr. Lacy's bonus that he has elected to swap for restricted stock.

   (g) Excludes 9,796 shares from anti-dilution adjustments resulting from the Allstate Corporation spin-off occurring subsequent to the grant date of Mr. Lacy's restricted stock awards.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Stock Options
        -----------------------------------------------------

     The following table is a summary of all stock options granted during 1996. Individual grants are listed separately for each Named Officer. In addition, this table shows the estimated present value of each grant as of the date the option was granted.
--------------------------------------------------------------------------------
  OPTION/SAR GRANTS IN 1996
--------------------------------------------------------------------------------

                                                       INDIVIDUAL GRANTS(A)
                                        ---------------------------------------------------
                                         NUMBER OF      % OF TOTAL
                                         SECURITIES    OPTIONS/SARS
                                         UNDERLYING     GRANTED TO    EXERCISE                GRANT DATE
                                        OPTIONS/SARS    EMPLOYEES     OR BASE    EXPIRATION    PRESENT
                 NAME                     GRANTED        IN 1996       PRICE        DATE       VALUE(B)
--------------------------------------  ------------   ------------   --------   ----------   ----------
Arthur C. Martinez                         33,870          4.53%       $49.63     03/13/06     $555,468
John H. Costello                            7,740          1.04%       $49.63     03/13/06     $126,936
Alan J. Lacy                                6,876          0.92%       $49.63     03/13/06     $112,766
Robert L. Mettler                          13,110          1.75%       $49.63     03/13/06     $215,004
                                            4,728(c)       0.63%       $50.00     01/31/05     $ 77,681
Allan B. Stewart                            7,056          0.94%       $49.63     03/13/06     $115,718
Marvin M. Stern                             6,840          0.91%       $49.63     03/13/06     $112,176

   -------------------
   (a) All options become exercisable in three equal annual installments. All options were granted with an exercise price equal to the average fair market value of a common share on the date of grant. All grants to officers include tax withholding rights and a feature which permits payment of the exercise price by tendering Sears common shares, which in turn gives the optionee the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. Tax withholding rights permit the optionee to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The above grants do not include stock appreciation rights or tax benefits rights but do include limited stock appreciation rights which become exercisable in certain cases upon a change in control.

   (b) These values were calculated using the Black-Scholes option pricing model applied as of the grant date. The assumptions used to calculate these values were as follows: dividend yield -- 1.86%; expected volatility -- 28%; risk-free interest rate -- 6.23%; an option exercise date 6 years from the date of grant (the expected life of the option). The actual value realized may vary significantly from these estimated values and will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

   (c) Represents an option granted to replace the shares tendered to the Company by the officer, in lieu of cash, to purchase shares upon exercise of the original option.
--------------------------------------------------------------------------------

     The following table shows options that were exercised during 1996 and the number of shares and the value of grants outstanding as of December 28, 1996 for each Named Officer.
--------------------------------------------------------------------------------
  AGGREGATED OPTION/SAR EXERCISES IN 1996 AND 12/28/96 OPTION/SAR VALUES
--------------------------------------------------------------------------------

                                                                                           VALUE OF UNEXERCISED,
                                                            NUMBER OF SECURITIES               IN-THE-MONEY
                                                           UNDERLYING UNEXERCISED             OPTIONS/SARS AT
                                                          OPTIONS/SARS AT 12/28/96              12/28/96(A)
                             SHARES                     -----------------------------   ---------------------------
                            ACQUIRED         VALUE       EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         NAME            ON EXERCISE(#)   REALIZED($)   (# OF SHARES)   (# OF SHARES)    ($ VALUE)      ($ VALUE)
-----------------------  --------------   -----------   -------------   -------------   -----------   -------------
Arthur C. Martinez           --              --            293,561         576,529       7,234,098     15,045,832
John H. Costello             --              --            136,153          61,470       3,408,364        974,191
Alan J. Lacy                 --              --             43,859          94,596         887,509      1,775,064
Robert L. Mettler            12,000(b)      363,600        174,064         188,493       4,501,226      4,089,999
Allan B. Stewart             --              --            120,823          69,238       3,115,126      1,099,376
Marvin M. Stern              --              --             78,412          41,707       2,083,452        680,149

   -------------------
   (a) Value of unexercised, in-the-money options based on a fair market value of a Sears common share of $47.38 as of December 28, 1996.

   (b) Mr. Mettler acquired these shares by tendering shares in lieu of cash in exercising an option. In accordance with the terms of the option, by tendering shares instead of cash he received a new option to replace the shares tendered, as shown in the "Option/SAR Grants in
       1996" table above (footnote (c)).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Long-Term Performance Plan
        -----------------------------------------------------

     The performance criteria in the Company's Long-Term Performance Plan measure increases in customer satisfaction, associate satisfaction, and the Company's financial performance over a multi-year performance cycle. These criteria are designed to give participants incentives to make Sears a "Compelling Place to Shop, Work and Invest." The actual payout that may be earned under the current performance cycle (1996-97) is based on a weighted average achievement over the cycle compared to goals established at the beginning of the cycle for these performance measures.
--------------------------------------------------------------------------------
  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996 (TO BE PAID IN MARCH 1998)
--------------------------------------------------------------------------------

                                                                        ESTIMATED FUTURE PAYOUTS
                    NUMBER OF SHARES,       PERFORMANCE OR        UNDER NON-STOCK PRICE-BASED PLANS(A)
                     UNITS, OR OTHER      OTHER PERIOD UNTIL      -------------------------------------
       NAME             RIGHTS(#)        MATURATION OR PAYOUT     THRESHOLD($)   TARGET($)   MAXIMUM($)
------------------  -----------------   -----------------------   ------------   ---------   ----------
Arthur C. Martinez            --        1/1/96 through 12/31/97     $411,469     $822,938    $1,234,406
John H. Costello              --        1/1/96 through 12/31/97     $141,328     $282,656    $  423,984
Alan J. Lacy                  --        1/1/96 through 12/31/97     $124,453     $248,906    $  373,359
Robert L. Mettler             --        1/1/96 through 12/31/97     $192,188     $384,375    $  576,563
Allan B. Stewart              --        1/1/96 through 12/31/97     $131,484     $262,969    $  394,453
Marvin M. Stern               --        1/1/96 through 12/31/97     $ 89,063     $178,125    $  267,188

   -------------------

   (a) Awards are in the form of a cash incentive, based on achievement of performance goals. Target awards are set for participants at the beginning of each performance cycle based on target goals and a specified percentage of estimated aggregate salary during the performance cycle. Actual awards are based on the achievement of goals and the individuals' actual salary earned during the cycle to the extent permitted by appropriate tax authority. The maximum award for a participant is 150% of target.
--------------------------------------------------------------------------------

Pension Plan Table
        -----------------------------------------------------
--------------------------------------------------------------------------------

                                                        YEARS OF SERVICE
                                      -----------------------------------------------------
            REMUNERATION                 5         10         15         25          35
            ------------                 -         --         --         --          --
$1,000,000                            $74,100   $149,600   $230,800   $ 392,900   $ 565,500
-------------------------------------
$1,650,000                            122,800    248,100    382,900     651,900     938,300
-------------------------------------
$2,300,000                            171,600    346,600    535,000     910,900   1,311,000
-------------------------------------
$2,950,000                            220,300    445,000    687,100   1,169,900   1,683,800
-------------------------------------
$3,600,000                            269,100    543,500    839,200   1,429,000   2,056,600
-------------------------------------

     The Company maintains basic and supplemental retirement plans that, subject to vesting conditions, provide retirement benefits for all full-time and certain part-time United States employees of the Company or its subsidiaries.

     Annual retirement benefits under these retirement plans are currently based upon: (i) credited years of service, (ii) a multiplication factor corresponding to each credited year of service (as set forth in the retirement plans), and
(iii) the average annual cash compensation of the individual's highest five successive calendar years of earnings out of the 10 years immediately preceding termination of employment ("final average annual compensation"). In 1995, the Company amended the basis of computing retirement benefits for years of service

--------------------------------------------------------------------------------

on and after January 1, 2000. After that date, retirement benefits will be based on the individual's compensation each year instead of his or her final average annual compensation.

     In general, only salary and annual bonus amounts as reflected in the Summary Compensation Table on page 12 are considered in determining pension benefits.

     Annual retirement benefits are generally payable monthly for life. Benefits accrued through December 31, 1988 are reduced by a portion of the participant's estimated social security benefits.

     The Pension Plan Table shows annual retirement benefits that would be payable based upon various assumptions as to final average annual compensation and credited years of service. It assumes retirement on December 31, 1997 at age 65 and that benefits will be payable over the participant's lifetime with no survivor benefits. The following Named Officers had the indicated number of credited years of service at December 31, 1996: Martinez (14), Costello (3), Lacy (2), Mettler (4), Stewart (32) and Stern (8). Pursuant to their employment agreements with the Company, Messrs. Martinez, Mettler and Costello are entitled to specified retirement benefits (see "Employment Contracts, Termination of Employment and Change in Control Arrangements" below).

Employment Contracts, Termination of Employment and Change in Control
Arrangements
        -----------------------------------------------------

EMPLOYMENT CONTRACTS

     Under his employment agreement with the Company, the term of which expired on December 1, 1995, Mr. Martinez was granted a stock option for 394,569 shares, which vests on August 31, 1997. This option is forfeited if Mr. Martinez resigns or his employment is terminated for cause prior to August 31, 1997. If his employment is terminated other than for cause prior to August 31, 1997, the option will become exercisable immediately. If Mr. Martinez dies or becomes disabled prior to August 31, 1997, a prorated portion of the option will become exercisable. This option is also subject to the terms described below under "Certain Stock Option and Restricted Share Provisions."

     Under Mr. Martinez's employment agreement, he was granted restricted shares on September 1, 1992, to become unrestricted in 20% increments each September 1 thereafter. Currently, 32,880 shares from this grant remain restricted. These restricted shares are forfeited if Mr. Martinez resigns or his employment is terminated for cause prior to September 1, 1997. If his employment is terminated without cause or he dies or becomes disabled prior to September 1, 1997, these restricted shares become unrestricted immediately. These restricted shares are also subject to the terms described below under "Certain Stock Option and Restricted Share Provisions."

     Mr. Martinez's employment agreement provided that his service would vest on September 1, 1992 for pension purposes. It also stated that he would be credited on retirement with an additional 10 years of service under the Company's retirement plans. This additional retirement benefit is fully vested.

     Under his employment agreement with the Company, the term of which expired on March 31, 1996, Mr. Costello will be credited on retirement with an additional 10 years of service under the Company's retirement plans if he remains employed by the Company through March 31, 1998. This credit is forfeited if Mr. Costello resigns or his employment is terminated with cause prior to March 31, 1998. If Mr. Costello's employment is terminated without cause or if he dies or becomes disabled prior to March 31, 1998, he will receive a prorated portion of this additional pension benefit.

     Under his employment agreement with the Company, the term of which expired on February 14, 1996, Mr. Mettler was granted a stock option for 105,219 shares, which vests on February 14, 1998. This option is

--------------------------------------------------------------------------------

forfeited if Mr. Mettler resigns or his employment is terminated for cause prior to February 14, 1998. If Mr. Mettler's employment is terminated other than for cause or he dies or becomes disabled prior to February 14, 1998, a prorated portion of the option will become exercisable. This option is also subject to the terms described below under "Certain Stock Option and Restricted Share Provisions."

     Mr. Mettler's employment agreement provided that he will be credited on retirement with an additional six years of service under the Company's retirement plans if he remains employed by the Company through February 14, 2003. This benefit will vest 50% on February 14, 1998 and an additional 10% each year thereafter. This benefit is forfeited if Mr. Mettler resigns or his employment is terminated with cause prior to February 14, 1998. If Mr. Mettler's employment is terminated without cause or if he dies or becomes disabled prior to February 14, 1998, he will receive a prorated portion of this benefit. Mr. Mettler's employment agreement also provides that his pension benefits will not be less than $125,000 per year if he remains employed with the Company through February 14, 2003. If he is terminated without cause, dies or becomes disabled prior to February 14, 2003, this guaranteed minimum will be prorated.

     Mr. Stern and the Company entered into an agreement on December 26, 1996 under which he resigned as an executive officer of the Company and agreed to retire from the Company on July 15, 1998. The Agreement provides that for 1997 his salary will be $300,000 and his annual bonus will be $210,000; for the portion of 1998 covered by the agreement his salary will be $175,000 and his annual bonus will be $122,500. Mr. Stern's agreement also requires him not to work for a competitor of the Company for one year after his retirement.

OFFICERS' AGREEMENTS

     Messrs. Martinez, Costello, Lacy, Mettler and Stewart have each entered into an agreement that requires each of them to maintain the confidentiality of information concerning the Company's business and not to work for a competitor of the Company for two years (three years for Mr. Martinez) after termination of employment. In consideration of these requirements, if any of them are involuntarily terminated from the Company for any reason other than willful misconduct or dishonesty, he will receive the following benefits (to the extent deductible on the Company's federal tax returns):

          (i) two years of salary continuation (three years for Mr. Martinez), which includes annual base pay and annual bonus target in the year of the termination;

          (ii) all Company benefits during the two-year continuation period (three years for Mr. Martinez); and

          (iii) continued vesting of stock options during the two-year continuation period (three years for Mr. Martinez).

After the first year, salary continuation payments will be reduced by the amount of any compensation and benefits the officer receives from other employment.

CERTAIN STOCK OPTION AND RESTRICTED SHARES PROVISIONS

     Following is a description of certain provisions of the stock options and restricted shares held by the Named Officers as of January 31, 1997. All of these options and restricted shares were issued under the 1994 Employees Stock Plan or the 1990 Employees Stock Plan.

Stock Options

     Upon termination of employment, each Named Officer retains the right to exercise any options then vested for three additional months, as long as the option has not expired. Upon normal retirement (age 65) or Company-approved early retirement, each Named Officer retains the right to exercise any options then vested for a longer period -- two years under some grants, five under others -- as long as the option has not expired.

--------------------------------------------------------------------------------

     If the Company undergoes a change in control, all unvested options will vest immediately, and the Named Officer will have stock appreciation rights with respect to the options for 60 days following the change in control.

     If the Company merges with another entity or enters into certain other extraordinary transactions, the Company may terminate all outstanding options, whether vested or unvested. However, in the event of such a transaction, the Company must make one of three equitable adjustments:

          (i) replace the options with equivalent options for shares in the new entity;

          (ii) accelerate the vesting of options so that they are exercisable prior to the transaction; or

          (iii) pay in cash the difference between the market price and the option price of the stock underlying the options -- whether vested or unvested -- on the date of the transaction.

Restricted Shares

     Each Named Officer that holds restricted shares (see footnote (c) in the Summary Compensation Table on page 12) may exchange them for unrestricted shares upon

          (i)   normal retirement (age 65),

          (ii)  early retirement with Company approval after age 60,

        (iii) death,

          (iv) total and permanent disability, or

          (v)  a change in control of the Company.

Under a policy of the Compensation Committee, a holder of restricted shares who retires before age 60 is permitted to exchange a prorated portion of the restricted shares for unrestricted shares.

     In all other cases, the Named Officer will forfeit the restricted shares upon termination of his employment (unless an individual arrangement applies, such as Mr. Martinez's employment agreement, described above).

Report of the Compensation Committee
        -----------------------------------------------------

     As Sears aggressively continues the transformation begun over the past few years, its focus is to create superior total shareholder return. The Compensation Committee has established a charter and compensation philosophy designed to reward and support superior performance.

  - At-Risk Performance-Based Pay

     Executives and managers will have more pay delivered through variable pay plans. Those plans require achievement of performance targets which are established to create shareholder value. At-risk incentive plans will be increased as a percentage of total compensation.

  - Shareholder Alignment

     Pay for executives should place their interests in line with shareholder interests. We will deliver more pay to executives in the form of Sears shares, and less in cash, while retaining an emphasis on performance-based payout formulas. It is imperative that our executives and managers think and act like owners. When our shareowners are rewarded, our executives and managers should share in those rewards.

--------------------------------------------------------------------------------

  - Customer Focused

     As a retailer, our pay practices at all levels must emphasize the primacy of our core customer. What she requires from Sears--both products and services--must be reinforced by how much and how we deliver pay to our associates. Our executives and managers should have pay at-risk based on our customer's assessment of how well we are meeting her needs.

  - Management Development

     Our pay practices must attract and retain the caliber of talent necessary to meet the current and future leadership needs of our Company. Our pay practices must clearly signal to our associates that we view them, their talents and their ideas as assets to be invested in, rather than costs to be minimized. They, however, must be capable of achieving performance goals while simultaneously introducing innovative ideas. Our pay practices are designed to attract achievement-oriented associates who demonstrate individual and team commitment to superior performance and improved shareholder value.

     The Compensation Committee is composed of independent, non-employee directors. The Committee helps the Board establish executive compensation philosophy. The Committee recommends the terms and conditions of employment for executive officers and administers the compensation programs for these officers. In addition, the Committee oversees benefit plans covering all associates, referring changes in these plans to the Board. The Committee uses the advisory services of independent compensation and benefits consultants in meeting its responsibilities.

     The Committee looks at other companies' compensation practices to determine the competitiveness of the Sears executive compensation program. Comparison companies are selected based on their total shareholder return, the similarity of their lines of business to that of Sears, or their undergoing a significant transformation, like Sears. The comparison group includes not only firms that compete in the Company's primary lines of business, but also those with which the Company competes for investor capital and executive talent. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies that would be included in a line-of-business peer group. Although some companies are in both groups, the compensation peer group is not identical to the companies included in the S&P Retail Store Composite Index used for the Performance Graph on page 21.

BASE SALARY

     The Committee reviews the base salaries of executive officers annually and evaluates management's recommendations based on the results achieved by each executive officer, as well as competitive salary practices. Base salary increases for 1996 were targeted at below market levels as the annual incentive opportunity has increased, putting a greater proportion of annual cash compensation at risk.

ANNUAL INCENTIVE

     In 1996, the Board approved and implemented annual incentives designed to provide rewards at the 60th percentile of peer group compensation if net income improved a targeted amount over the prior year. For officers with Company-wide responsibilities, the entire award was based on Company net income. For those in business units, one-half of the award was based on Company net income, with the remainder based on business-unit net income.

     Target award levels were assigned for each officer based on competitive practice. Actual awards could vary up or down from the target award depending on actual Company and business-unit performance. Furthermore, 20% of the actual award amount is not received unless the officer has successfully accomplished his or her personal objectives established at the beginning of the year. Any awards to officers that exceed 200% of the target award are paid in restricted Sears common shares. 1996 was the first year of a phased transition for the annual incentive from the 50th to the 75th percentile of the peer group by 1998. However, base salary increases

--------------------------------------------------------------------------------

will be held back to below-peer-group levels during this transition. Also beginning in 1996, officers can elect to receive all or a portion of their annual incentive award in the form of restricted stock which fully vests at the end of three years. For any portion received in restricted shares they will receive a 20% premium above what the cash award would have been.

LONG-TERM PERFORMANCE PLAN

     Officers participating in this plan receive cash awards over three-year performance cycles. Target award levels are set at the competitive median of the peer group, and awards are received if Sears achieves certain performance targets. The start of the 1995-97 performance cycle was postponed until 1996, when a new set of criteria for measuring performance could be fully implemented. For the period 1996-97, the Committee established a new strategic performance measurement index called the Total Performance Indicators. This index measures progress towards making Sears a "Compelling Place to Shop, Work and Invest." Beginning in 1996, officers may elect to receive all or a portion of their long-term incentive award in the form of restricted stock which fully vests at the end of three years. For any portion received in restricted shares they will receive a 20% premium above what the cash award would have been.

STOCK OPTIONS

     Stock options have been an integral part of executive compensation for many years. Stock option awards are targeted at the median competitive level. Options are granted with an exercise price equal to the market price on the date of the grant. Prior to 1996, options were granted every other year and expired after twelve years. Beginning in 1996, the Company changed to annual option grants at a proportionately reduced level with a three-year vesting and a ten-year expiration.

STOCK OWNERSHIP GUIDELINES

     In keeping with Sears philosophy of developing a mutual commitment between shareholders and management, in 1996 the Committee approved minimum stock ownership guidelines for approximately 200 members of the management team. The minimum levels of ownership range from five times base salary for the CEO to three times base salary for members of the Company's Executive Committee, composed of the most senior officers, and one times base salary for the remainder. Individuals affected by these guidelines have been given a period of five years to acquire sufficient shares to meet the minimum levels.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Federal tax law limits the Company's tax deduction to $1 million per person for annual compensation paid to the first five officers listed in the Summary Compensation Table on page 12, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance-based. The Committee intends to continue to use performance-based compensation, which should minimize the effect of these regulations. However, the Committee believes that Sears must attract, retain and reward the executive talent necessary to maximize the return to shareholders, and that the loss of a tax deduction may be a necessary and desirable trade-off in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations. Since Mr. Martinez's salary exceeds $1 million, he has agreed to defer a portion of his 1996 base salary until after retirement.

CEO COMPENSATION

     Mr. Martinez's salary, annual incentive, stock options and long-term performance plan grants follow the policies described above. Amounts paid and granted under these plans are disclosed in the Summary Compensation Table on page 12.

--------------------------------------------------------------------------------

     Mr. Martinez's base salary increased from $975,000 to $1,100,000 upon his promotion to Chairman and CEO of the Company on August 8, 1995. Because that increase occurred in the latter half of 1995, Mr. Martinez did not receive an increase in base salary during 1996. However, Mr. Martinez did receive an increase of 2.3% from $1,100,000 to $1,125,000 on January 1, 1997. This increase was held below the market level for base salary as the Company moved toward above-market levels for at-risk pay, as described above. At the same time, in determining this increase, the Committee recognized Mr. Martinez's significant impact in transforming the Company, and the dramatic improvement in the Company's financial and non-financial results due to his efforts. No specific weight was assigned to any of these factors in determining the amount of the increase.

     Mr. Martinez's 1996 annual incentive award was based on a pre-approved target level of improvement in Company net income over the prior year, as described above under "Annual Incentive." Actual results achieved were above the target level but less than the maximum. There was no discretionary adjustment made to his award.

     In 1996, Mr. Martinez received a grant of stock options targeted at the median competitive level, which resulted in an award of options covering 33,870 shares.

CONCLUSION

     The Compensation Committee's goal is to have the design and administration of Sears executive compensation programs more closely align the interests of the Company's executive officers with those of the shareholders and provide competitive compensation based on results to support the transformation efforts which are underway to make Sears a "Compelling Place to Shop, Work and Invest."

COMPENSATION COMMITTEE:

Clarence B. Rogers, Jr. (Chairman)   Donald H. Rumsfeld
Alston D. Correll, Jr.               Dorothy A. Terrell
Michael A. Miles

--------------------------------------------------------------------------------

Performance Graph
        -----------------------------------------------------

     The following graph compares the performance of Sears common shares with that of the S&P 500 Index and S&P Retail Store Composite Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

DECEMBER 1991 THROUGH DECEMBER 1996

         MEASUREMENT PERIOD                                                      S&P
        (FISCAL YEAR COVERED)               SEARS            S&P 500            RETAIL
1991                                             100.00            100.00            100.00
1992                                             125.31            107.69            117.10
1993                                             196.24            118.46            112.77
1994                                             176.02            120.00            103.29
1995                                             299.42            165.38            115.33
1996                                             359.15            201.94            134.24

* Assumes $100 invested on the last day of December, 1991. Dividends are reinvested at the frequency with which they are paid. The above graph accounts for the spin-offs of Dean Witter, Discover & Co. (June 30, 1993) and The Allstate Corporation (June 30, 1995) as though they were cash distributions which were reinvested in common shares of the Company.

--------------------------------------------------------------------------------

Compensation Committee Interlocks and Insider Participation
        -----------------------------------------------------

     During 1996, the following individuals (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee: Alston D. Correll, Jr., James W. Cozad, William E. LaMothe (who retired at the 1996 annual meeting), Michael A. Miles, Clarence B. Rogers, Jr., Donald H. Rumsfeld and Dorothy A. Terrell. There were no interlocks with other companies within the meaning of the SEC's proxy rules during 1996.

Item 2:  Approval of Auditors
        -----------------------------------------------------

     Item 2 is the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors for 1997, which is being presented to shareholders for approval. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 1997 AS PROPOSED IN ITEM 2.

Item 3:  Proposal to Adopt Sears Employee Stock Purchase Plan
        -----------------------------------------------------

     Item 3 is a proposal to adopt the Sears Employee Stock Purchase Plan. The Board believes that the adoption of an Employee Stock Purchase Plan is in the best interests of the Company. By providing the Company's employees with an attractive opportunity to purchase Sears common shares, the Board believes that participating employees will, as shareholders, be more likely to think and act like owners. In addition, in order to attract and retain quality employees, Sears must provide a competitive benefits package. An Employee Stock Purchase Plan is an attractive addition to Sears existing employee benefits.

     For these reasons, the Board approved the Sears Employee Stock Purchase Plan in March 1997, subject to adoption by the shareholders. The Plan provides eligible employees the opportunity to purchase Sears common shares at a discount through payroll deductions. The Company has designed the Plan so that participating employees and the Company receive favorable tax treatment, as described further below. The Plan will be administered by the Administrative Committee for Sears Benefit Plans comprised of certain senior officers of the Company (the "Committee").

     Eligible employees may elect on a quarterly basis to have up to 10% of their compensation (including base pay, annual bonus and commissions) deducted and paid into the Plan throughout the upcoming quarter, subject to the annual limit described below. An employee may terminate his or her participation any time before the end of the quarter and receive a refund in cash of amounts deducted for that quarter. At the end of the quarter, the amount deducted is automatically applied toward the purchase of Sears common shares at a discounted price (the "Discount Price"), which is the lesser of:

          (i) 85% of the fair market value of the shares on the first day of the quarter (the "Offer Date"), or

          (ii) 85% of the fair market value of the shares on the date of the purchase of shares, which is the last day of the quarter (the "Purchase Date").

No employee may purchase shares having an aggregate market value of more than a stated maximum amount, even if that amount is within the 10% deduction limit mentioned above. The stated maximum is initially $16,000, and is indexed to increase proportionately with increases in the minimum compensation level for

--------------------------------------------------------------------------------

participation in Sears Deferred Compensation Plan (which is now $160,000). In no event can the stated maximum amount exceed $25,000.

     Shares for the Plan will be purchased in the open market (in accordance with SEC regulations for open-market purchases), unless the Company's Chief Financial Officer deems it necessary or advisable to use previously acquired treasury shares or authorized and unissued shares. A total of 10,000,000 shares, which would represent approximately 2 1/2% of the total shares currently outstanding, may be sold under the Plan.

     All active full-time and part-time employees of Sears or any of its subsidiaries that have adopted the Plan are eligible to participate in the Plan once they have been employed for 60 days. However, the Board or the Committee can, without further shareholder approval, terminate the Plan at any time, or amend the Plan to (i) suspend the Plan temporarily, or (ii) exclude any or all of the following classes of employees from participating in the Plan: employees who have been employed for less than two years, employees who are part-time (less than 20 hours a week or 5 months a year), or highly compensated employees.

     If adopted by shareholders, the Plan will commence on July 1, 1997 and terminate on June 30, 2002 (unless earlier terminated by the Board).

     The foregoing is merely a summary of the principal aspects of the Plan. The Plan is set forth in its entirety in Appendix B to this proxy statement, and shareholders should refer to the Plan for more complete and detailed information.

     Federal Income Tax Consequences. The Company expects the Plan to be an "employee stock purchase plan" under the Internal Revenue Code. Assuming that is the case, employees who participate in the Plan will not recognize income (and the Company will not receive any deduction) at the time they purchase shares, even though the employees will receive the benefit of the Discount Price. Employees will, however, recognize income when they sell or dispose of the shares.

     The tax consequence to an employee of selling or disposing of the shares generally depends on how long he or she has held the shares. If an employee sells or disposes of the shares within two years after the Offer Date, he or she will recognize ordinary income to the extent the fair market value of the shares on the Purchase Date exceeded the Discount Price. Any additional gain is capital gain. The Company may take a tax deduction in the amount of any ordinary gain realized by the employee under this scenario.

     In contrast, if the employee sells or disposes of the shares after the two-year period, he or she will recognize ordinary income only to the extent of 15% of the fair market value of the shares on the Offer Date (not to exceed the gain realized in the sale or disposition). Any additional gain is capital gain. The Company is not entitled to any tax deduction under this scenario.

     The foregoing is only a summary of federal income tax consequences to the Company and participating employees, and does not cover the tax consequences that might arise in every individual circumstance.

     The closing price of Sears common shares on March 18, 1997, as reported in a summary of composite transactions for stock listed on the New York Stock Exchange, was $54 1/4.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS ADOPT THE SEARS EMPLOYEE STOCK PURCHASE PLAN AS PROPOSED IN ITEM 3.

--------------------------------------------------------------------------------

Item 4: Shareholder Proposal
        -----------------------------------------------------

     CLASSIFIED BOARD

     Item 4 is a proposal submitted by John J. Gilbert, 29 East 64th Street, New York, N.Y. 10021-7043, Margaret R. Gilbert and John J. Gilbert as trustees, 29 East 64th Street, New York, N.Y. 10021-7043, and Martin Glotzer, 7061 N. Kedzie Avenue, Apt. 301, Chicago, IL 60645.

Shareholder Proposal

     RESOLVED: That the stockholders of Sears, Roebuck and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

Shareholders' Supporting Statement

     Continued very strong support along the lines we suggest were shown at the last annual meeting when 40.6%, 12,532* owners of 112,206,319 shares, were cast in favor of this proposal. The vote against included 28,803,671* unmarked proxies. (*Management is requested to insert the correct figures.)

     ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industries, Hanover Direct and others. Ameritech is one of the latest to end theirs.

     A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the Lockheed-Martin merger the stagger system was ended, and also at a special meeting of First Commerce Corporation in 1995. Further, Alleghany Power System tried to put in a stagger system, as well as take away cumulative voting, and the stockholders defeated it, showing stockholders are interested in their rights.

     In the merger of Nynex into Bell Atlantic the annual election of directors, instead of the stagger system that Nynex had, will be adopted.

     Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer.

     Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the controlling French insurance company not wanting it, they now do not have a staggered board.

     Orange and Rockland Utility Company had a terrific time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal affecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

     If you agree, please mark your proxy for this resolution; otherwise, it is automatically cast against it, unless you have marked to abstain.
------------------

*Figures inserted by the Company at the shareholders' request.

--------------------------------------------------------------------------------

     THE COMPANY'S STATEMENT IN OPPOSITION

     The Board of Directors recommends that shareholders vote "against" this proposal. The Board reviews its classified-board structure from time to time, and believes that a classified board is still in the best interests of the Company and its shareholders at this time.

     In 1988, the shareholders of the Company voted in favor of creating a classified Board of Directors. The directors are grouped into three classes approximately equal in number, and serve staggered three year terms. Thus, each year only about one third of the Board is up for election. This system ensures continuity and experience among the directors.

     Board classification ensures that the majority of directors at any given time will have experience in the business and affairs of the Company. The Board believes that such a board is best situated to maximize long-term shareholder value. For instance, continuity on the board is integral to developing, refining, and executing a long-term strategic plan, a process that often takes years. Moreover, the Board believes that a board with a historical perspective of the Company is better positioned to make fundamental decisions that are best for the Company--decisions on strategic acquisitions or dispositions, significant capital commitments, and careful and consistent application of financial and other resources.

     The Board believes that an abrupt change of control could disrupt the Company in achieving its long-term strategic goals, and thus might deprive the shareholders of the opportunity to realize the full value of their investment. A classified board prevents such an abrupt change of control. At the same time, the shareholders have the power to propose and elect alternate nominees for the class of directors to be elected each year, and thus influence the Board's composition. The Board believes that a classified board thus remains accountable to its shareholders.

     For all these reasons the Board believes that a classified board is still in the best interests of the Company and its shareholders.

     Declassifying the Board would require an amendment to the Company's Certificate of Incorporation. Under New York law, an amendment to a company's certificate of incorporation must first be approved by its board and then submitted to the shareholders. The Company's Board of Directors, however, has not approved the requested action and is opposed to such an amendment. A vote in favor of the proposal is only an advisory recommendation to the Board that it recommend to the shareholders the amendment to eliminate the classified board. Further, under the Company's Certificate, board classification cannot be eliminated unless the amendment is approved by 75% of the shares entitled to vote. The proposal itself, however, requires for adoption only the approval of a majority of the votes cast at the annual meeting.

     ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THIS PROPOSAL AS SET FORTH IN ITEM 4.

     The number of voting shares held by any of the above proponents will be furnished, orally or in writing as requested, promptly upon oral or written request.

Shareholder Proposals for 1998 Annual Meeting
        -----------------------------------------------------

     Proposals which shareholders intend to present at the 1998 annual meeting of shareholders must be received by the Company no earlier than February 7, 1998 and no later than March 9, 1998 to be presented at the meeting. To be eligible for inclusion in next year's proxy statement under the SEC's proxy rules, shareholder proposals must be received by the Company by November 19, 1997.

--------------------------------------------------------------------------------

Certain Transactions
        -----------------------------------------------------

     The Northern Trust Company maintains ongoing banking relationships, including credit lines, with the Company and various of its subsidiaries, in addition to performing services for the Company's Profit Sharing Trust. In 1996, revenues received by Northern Trust for loan transactions, cash management activities, custodian, securities lending and other services for all such entities were approximately $2,041,208.

     Unless otherwise specified above, no information is given in this proxy statement for Executive Officers or directors of the Company for any portion of the year 1996 during which any such person did not serve in such capacity.

Other Matters
        -----------------------------------------------------

     Some of the officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, as well as by mail. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials for shares held of record by them to the beneficial owners. The Company will reimburse them for reasonable out-of-pocket expenses. D.F. King & Co., Inc. will assist in the distribution of proxy solicitation materials, collection of proxies and the solicitation of proxies by personal interview, telephone and telegram for a fee estimated at $16,500, plus out-of-pocket expenses. The Company has also agreed to indemnify D.F. King & Co., Inc. against certain liabilities. The Company will pay the cost of all proxy solicitation.

                                                                      APPENDIX A

                                 EXCERPTS FROM
                                   BY-LAWS OF
                             SEARS, ROEBUCK AND CO.

                                   ARTICLE I

                            MEETINGS OF SHAREHOLDERS

                                 *     *     *

     Section 2. Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time as is specified in the notice of the meeting on either the second Wednesday in May of each year or on such other date as may be fixed by the Board of Directors prior to the giving of the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

     Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

     For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the foregoing paragraph of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

     Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

     Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

     For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

     Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

     Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes shall be called to be held at any time upon the request of the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office. Business transacted at all special meetings shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section 3 and only such purpose or purposes shall be set forth in the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.

     Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (a) pursuant to the Company's notice of meeting (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder's notice required by the third paragraph of Section 2 of Article 1 of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

     Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                 *     *     *

                                                                      APPENDIX B

                             SEARS, ROEBUCK AND CO.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Sears, Roebuck and Co. 1997 Employee Stock Purchase Plan (the "Plan") is to provide employees of Sears, Roebuck and Co., a New York corporation (the "Company"), and its Subsidiary Companies (as defined below) added incentive to remain employed by such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase common shares, par value $0.75 per share, of the Company ("Common Shares") at below-market prices. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of the Plan, the term "Subsidiary Companies" shall mean all corporations which are subsidiary corporations (within the meaning of Section 424(f) of the Code) and of which the Company is the common parent. The Company and its Subsidiary Companies that, from time to time, adopt the Plan are sometimes hereinafter called collectively the "Participating Companies."

     2. Eligibility. Participation in the Plan shall be open to each employee of the Participating Companies who has been continuously employed by the Participating Companies for at least sixty days (an "Eligible Employee"). No right to purchase Common Shares hereunder shall accrue under the Plan in favor of any person who is not an Eligible Employee as of the first day of a Purchase Period (as defined in Section 3). Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase Common Shares hereunder if (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under Section 424(d) of the Code), or (ii) for any calendar year such right would permit such employee to purchase Common Shares under any employee stock purchase plan of the Company and its Subsidiary Companies which, when aggregated, would have a fair market value (as determined on the first day of the Purchase Period (as hereinafter defined)) in excess of the greater of (i) $16,000 or (ii) 10% of the compensation limit set forth in
Section 401(a)(17) of the Code, all determined in the manner provided by section 423(b)(8) of the Code; provided, however, that in no event shall the aggregate fair market value of all Common Shares so purchased for any calendar year exceed $25,000. In addition, the number of Common Shares which may be purchased by any Eligible Employee during any Purchase Period shall not exceed the whole number of Common Shares determined by dividing 10% of the Eligible Employee's compensation for the Purchase Period, determined on the first day of the Purchase Period, by 85% of the fair market value (determined as described in Section 5) of a Common Share on the first day of the Purchase Period.

     3. Effective Date of Plan; Purchase Periods. The Plan shall become effective on July 1, 1997 or on such later date as may be specified by the Board of Directors (the "Board") of the Company or the Committee (as defined in Section 11). The Plan shall cease to be effective unless, within 12 months before or after the date of its adoption by the Board, it has been adopted by the shareholders of the Company at a duly-called meeting of such shareholders.

     A "Purchase Period" shall consist of the three month period, beginning on each July 1, October 1, January 1, and April 1, each commencing on or after the effective date and prior to termination of the Plan.

     4. Basis of Participation. (a) Payroll Deduction. Each Eligible Employee shall be entitled to enroll in the Plan as of the first day of any Purchase Period which begins on or after such employee has become an Eligible Employee.

     To enroll in the Plan, an Eligible Employee shall execute and deliver a payroll deduction authorization (the "Authorization") to the Company or its designated agent at the time and in the manner specified by the Company. The executed Authorization shall become effective on the first day of the Purchase Period following the day of delivery thereof to the Company or its designated agent. Each Authorization shall direct that payroll deductions be made by the employee's employer for each payroll period during which the employee is a participant in the Plan. The amount of each payroll deduction specified in an Authorization for each such payroll period shall be a whole percentage amount, unless otherwise determined by the Committee to be a whole dollar amount, in either case not to exceed 10%, or such lesser percentage as may be determined by the Committee, of the participant's compensation for the Purchase Period, determined on the first day of the Purchase Period (before withholding or other deductions), paid to him or her by any of the Participating Companies.

     Payroll deductions (and any other amount paid under the Plan) shall be made for each participant in accordance with such participant's Authorization until such participant's participation in the Plan terminates, such participant's Authorization is revised or the Plan terminates, all as hereinafter provided.

     A participant may change the amount of his or her payroll deduction effective as of the first day of any Purchase Period by filing a new Authorization with the Company or its designated agent at the time and in the manner specified by the Committee. A participant may not change the amount of his or her payroll deduction effective as of any date other than the first day of a Purchase Period, except that a participant may elect to terminate his or her participation in the Plan as provided in Section 7.

     Payroll deductions for each participant shall be credited to a purchase account established on behalf of the participant on the books of the participant's employer or such employer's designated agent (a "Purchase Account"). At the end of each Purchase Period, the amount in each participant's Purchase Account will be applied to the purchase from the Company of the number of Common Shares determined by dividing such amount by the Purchase Price (as defined in Section 5) for such Purchase Period. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant.

     (b) Other Methods of Participation. The Committee may, in its discretion, establish additional procedures whereby Eligible Employees may participate in the Plan by means other than payroll deduction, including, but not limited to, delivery of funds by participants in a lump sum or automatic charges to participants' bank accounts. Such other methods of participating shall be subject to such rules and conditions as the Committee may establish. The Committee may at any time amend, suspend or terminate any participation procedures established pursuant to this paragraph without prior notice to any participant or Eligible Employee.

     5. Purchase Price. The purchase price (the "Purchase Price") per Common Share hereunder for any Purchase Period shall be the lesser of 85% of the fair market value of a Common Share on the first day of such Purchase Period and 85% of the fair market value of a Common Share on the last day of such Purchase Period. If such sum results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent. For purposes of the Plan, the fair market value of a Common Share on a given day shall be the mean between the high and low sale prices per share for the Common Shares on such date, as reported in a summary of composite transactions for stock listed on the New York Stock Exchange or, if the New York Stock Exchange is not open for trading on such date, the fair market value of a Common Share shall be the average of the means between the high and low sale prices per share for the Common Shares, as so reported, on the nearest date before and the nearest date after such date on which the New York Stock Exchange is open for trading. In no event, however, shall the Purchase Price be less than the par value of the Common Shares.

     6. Purchase Accounts and Certificates. The Common Shares purchased by each participant shall be credited to such participant's Purchase Account as of the close of business on the last day of each Purchase Period. A participant will be issued a certificate for his or her shares when his or her participation in the Plan is terminated, the Plan is terminated or upon request, but in the last case only in denominations of at least 25 shares.

     After the close of each Purchase Period, a report will be sent to each participant stating the entries made to such participant's Purchase Account, the number of Common Shares purchased and the applicable Purchase Price. In the event that the maximum number of Common Shares are purchased by the participant for the Purchase Period and cash remains credited to the participant's Purchase Account, such cash shall be delivered promptly to such participant. For purposes of the preceding sentence, the maximum number of Common Shares that may be purchased by a participant for a Purchase Period shall be determined under the last sentence of Section 2, as limited by the third sentence of Section 2.

     7. Termination of Participation. A participant may elect at any time to terminate his or her participation in the Plan, provided such election is received by the Company or its designated agent in writing prior to the date specified by the Committee for termination of participation during the Purchase Period for which such termination is to be effective. Upon any such termination, the cash credited to such participant's Purchase Account on the date of such termination, one or more certificates for the number of full Common Shares held for his or her benefit, and the cash equivalent for any fractional share so held shall be delivered promptly to such participant. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a Common Share on the last day of the Purchase Period immediately preceding such termination determined as provided in Section 5.

     If the participant dies, terminates employment with the Participating Companies for any reason, or otherwise ceases to be an Eligible Employee, such participant's participation in the Plan shall immediately terminate. Upon such terminating event, the cash credited to such participant's Purchase Account on the date of such termination, one or more certificates for the number of full Common Shares held for such participant's benefit, and the cash equivalent of any fractional share so held, determined as provided above in this Section 7, shall be delivered promptly to such participant or his or her legal representative, as the case may be.

     8. Termination or Amendment of the Plan. The Plan shall automatically terminate on June 30, 2002, unless terminated earlier by the Company or as otherwise provided herein. The Company, by action of the Board or the Committee, may terminate the Plan at any time prior to June 30, 2002, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

     Without any action being required, the Plan shall terminate in any event when the maximum number of Common Shares to be sold under the Plan (as provided in Section 12) has been purchased. Such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of Common Shares remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board or Committee may determine an equitable basis of apportioning available Common Shares among all participants.

     The Board or the Committee may amend the Plan from time to time in any respect for any reason; provided, however, no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the Purchase Period in which such amendment is to be effected, (b) increase the maximum number of Common Shares which may be purchased under the Plan, (c) decrease the Purchase Price of the Common Shares for any Purchase Period below the lesser of 85% of the fair market value thereof on the first day of such Purchase Period and 85% of such fair market value on the last day of such Purchase Period or (d) adversely affect the qualification of the Plan under
Section 423 of the Code.

     Upon termination of the Plan, one or more certificates for the number of full Common Shares held for each participant's benefit, the cash equivalent of any fractional share so held determined as provided in Section 7, and, except as otherwise provided in Section 14, the cash, if any, credited to the such participant's Purchase Account, shall be distributed promptly to such participant.

     9. Non-Transferability. Rights acquired under the Plan are not transferable and may be exercised only by a participant.

     10. Shareholder's Rights. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until he or she shall acquire Common Shares as herein provided.

     11. Administration of the Plan. The Plan shall be administered by the Administrative Committee for Sears Benefit Plans (the "Committee"). In addition to the power to amend or terminate the Plan pursuant to Section 8, the Committee shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any participant and any other employee of the Company. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

     The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by section 423(b)(5) of the Code.

     12. Maximum Number of Shares. The maximum number of Common Shares which may be purchased under the Plan is 10,000,000, subject to adjustment as hereinafter set forth. Common Shares sold hereunder shall be purchased for participants in the open market (on an exchange or in negotiated transactions) or, if the Company's Chief Financial Officer, in his or her discretion, deems it to be necessary or advisable, Common Shares sold hereunder may be previously acquired treasury shares, authorized and unissued shares, or any combination of shares purchased in the open market, previously acquired treasury shares or authorized and unissued shares. If the Company shall, at any time after the effective date of the Plan, change its issued Common Shares into an increased number of shares, with or without par value, through a stock dividend or a stock split, or into a decreased number of shares, with or without par value, through a combination of shares, then, effective with the record date for such change, the maximum number of Common Shares which thereafter may be purchased under the Plan and the maximum number of shares which thereafter may be purchased during any Purchase Period shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan and under any Purchase Period proportionately increased, in case of such stock dividend or stock split, or proportionately decreased in case of such combination of shares.

     13. Miscellaneous. Except as otherwise expressly provided herein, any Authorization, election or notice under the Plan from an Eligible Employee or participant shall be delivered to the Company or its designated agent and, subject to any limitations specified in the Plan, shall be effective when so delivered. The Plan, and the Company's obligation to sell and deliver Common Shares hereunder, shall be subject to all applicable federal and state laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

     14. Change in Control. In order to maintain the participants' rights in the event of any Change in Control of the Company, as hereinafter defined, upon such Change in Control the then current Purchase Period shall thereupon end, and the cash credited to all participants' Purchase Accounts shall be applied to purchase shares pursuant to Sections 5 and 6, and the Plan shall immediately thereafter terminate. For purposes of this Section 14, "Change in Control" shall mean:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (ii) any acquisition by the Company or any of its subsidiaries (as defined below); (iii) any acquisition by any employee benefit plan (or any related trust) sponsored or maintained by the Company or any of its subsidiaries; or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and
     (iii) of (c) below are satisfied; or

          (b) Individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Approval by the shareholders of the Company of a "Business Combination", which shall mean a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any of its subsidiaries, and any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

     For purposes of the foregoing definition of "Change of Control," a "subsidiary" of the Company shall mean any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

PROXY

                            SEARS, ROEBUCK AND CO.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF SEARS, ROEBUCK AND CO.

The undersigned hereby appoints WARREN L. BATTS, ARTHUR C. MARTINEZ, MICHAEL A. MILES, NANCY C. REYNOLDS, CLARENCE B. ROGERS, JR., and DONALD H. RUMSFELD, and each of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of Sears, Roebuck and Co. on May 8, 1997, and any adjournments thereof, upon all matters as may properly come before the meeting. Discretionary authority will not be used in connection with voting on adjournment of the meeting in order to solicit further proxies. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

        Election of Directors, Nominees in Class C: Hall Adams, Jr., Alston D. Correll, Jr., Richard C. Notebaert and Patrick G. Ryan
        Nominee in Class A:  Hugh B. Price

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN THIS CARD ON THE REVERSE SIDE BEFORE RETURNING IT.

Instruction: Unless otherwise specified in the space provided below this proxy shall authorize the proxies named herein to cumulate all votes which the undersigned is entitled to cast at the annual meeting for, and to allocate such votes among, one or more of the nominees listed above as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to the Company's Board of Directors. To specify a different method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------

     Please mark your
 X   votes as in this example.                                           0111


     This proxy when properly executed will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters coming before the meeting. If no direction is made, this Proxy will be voted FOR all of the Board of Directors'
nominees, FOR proposals 2 and 3 and AGAINST proposal 4, including as to whole shares held for the undersigned's account in the Sears
Direct Purchase Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1,2 AND 3.                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                                                        AGAINST PROPOSAL 4.
-----------------------------------------------------------------                        -------------------------------------------
                  FOR  WITHHELD                              FOR  AGAINST  ABSTAIN                             FOR  AGAINST ABSTAIN
1. Election of                    2. Appointment of Deloitte
   Directors                         & Touche LLP as
   (see reverse)                     independent auditors
                                      for the year 1997.                                 4. Shareholder proposal relating
                                                                                            to declassifying the
                                  3. Adoption of Sears                                      Board.
For, except vote withheld            Employee Stock
from the following nominee(s):       Purchase Plan.

--------------------------------


                                                                          CHECK THIS BOX
                                                                          IF YOU PLAN TO ATTEND
                                                                          THE ANNUAL MEETING.



SIGNATURE(S)________________________________________ DATE______________
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD
EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.







